Exhibit 3.1

FIRST AMENDMENT TO

AMENDED AND RESTATED

BYLAWS

OF BIOSIG TECHNOLOGIES, INC.

Pursuant to Article VI of the Certificate of Incorporation, as amended, of BioSig Technologies, Inc., a Delaware corporation (the “Corporation”), Article X of the Amended and Restated Bylaws (the “Bylaws”) of the Corporation, and Section 109 of the General Corporation Law of the State of Delaware, on the date hereof, the Bylaws of the Corporation are hereby amended as follows:

Article III, Section 3.3 of the Bylaws is hereby deleted in its entirety and replaced with the following:

“3.3  Election, Qualification and Term of Office of Directors. Except as provided in Section 3.4 of these bylaws, each director, including a director elected to fill a vacancy, shall hold office until the next annual meeting of stockholders and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders unless so required by the certificate of incorporation or these bylaws. The certificate of incorporation or these bylaws may prescribe other qualifications for directors.”

* * * * *

BIOSIG TECHNOLOGIES, INC.

CERTIFICATE OF ADOPTION OF THE FIRST AMENDMENT TO AMENDED AND RESTATED BYLAWS

The undersigned hereby certifies that he is the duly elected, qualified and acting Secretary of BioSig Technologies, Inc., a Delaware corporation (the “Company”), and that the foregoing amendment to the amended and restated bylaws, comprising one (1) page, was adopted as the bylaws of the Company on October 17, 2019.

/s/ Steve Chaussy

            (signature)

Steve Chaussy

            (print name)

Secretary, Chief Financial Officer

                 (title)